Exhibit 23

Consent of Independent Auditors

We consent to the incorporation by reference in the Registration Statements (Form S-8 No. 33-99936 and No. 333-74658) pertaining to the Pediatric Services of America, Inc. Employee Stock Purchase Plan of our report dated March 14, 2003, with respect to the financial statements of the Pediatric Services of America, Inc. Employee Stock Purchase Plan included in this Annual Report (Form 11-K) for the year ended December 31, 2002.

Atlanta, Georgia

March 28, 2003